Exhibit 5.1

January 27, 2017

BioAmber Inc.

1250 Rene Levesque West, Suite 4310

Montreal, Quebec, Canada H3B 4W8

Re:Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-215408) (as amended or supplemented, the “Registration Statement”) filed on January 3, 2017 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by BioAmber Inc., a Delaware corporation (the “Company”) of up to $100,000,000 of any combination of securities of the types specified therein. The Registration Statement was declared effective by the Commission on January 12, 2017. Reference is made to our opinion letter dated January 3, 2017 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on January 24, 2017 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of (i) up to 4,236,844 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), and (ii) warrants (the “Warrants”) to purchase up to 2,118,422 shares of Common Stock (the “Warrant Shares) covered by the Registration Statement. The Shares and Warrants include an over-allotment option granted to the underwriters of the offering to purchase up to an additional 552,632 Shares and Warrants to purchase up to 276,316 shares of Common Stock.  The Shares and Warrants are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that:

1.

The Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

2.	The Warrants have been duly authorized and, when issued, delivered and paid for in accordance with the Underwriting Agreement, will be valid and binding obligations of the Company.
3.

Assuming a sufficient number of authorized but unissued shares of Common Stock are available for issuance when the Warrants are exercised, the Warrant Shares, when and if issued upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

The opinion expressed in numbered opinion paragraph 2 above is subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

ACTIVE/89420529.2

BioAmber Inc.

January 27, 2017

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP

ACTIVE/89420529.2